Exhibit 3-a

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MERITOR, INC.

      ARTICLE 1

IDENTIFICATION
The name of the Corporation is Meritor, Inc. (the “Corporation” or the “Company”).

ARTICLE 2
PURPOSE, POWERS AND DURATION
Section 2.01    Purpose. The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as the same may, from time to time, be amended (the “Act”).
Section 2.02    Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Articles of Incorporation, as the same may, from time to time, be amended (these “Articles”), shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation all powers enumerated in the Act as examples of corporate powers.
Section 2.03    Duration. The Corporation is to have perpetual existence.

ARTICLE 3

REGISTERED OFFICE AND REGISTERED AGENT
The street address of the registered office of the Corporation is:

and the name and business office of its registered agent in charge of such office are:
CT Corporation System

The undersigned represents that the registered agent named above has consented to the appointment of registered agent.

ARTICLE 4

NUMBER OF AUTHORIZED SHARES
The Corporation shall have authority to issue a total of Five Hundred Thirty Million (530,000,000) shares of the Corporation (“Shares”).

ARTICLE 5

GENERAL PROVISIONS REGARDING SHARES
Section 5.01    Common Stock.
(a)    Five Hundred Million (500,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares designated as “Common Stock”, which shall have a par value of One Dollar ($1.00) per share and shall not be issued in series, with all shares of Common Stock having identical rights, preferences and limitations.
(b)    The Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:
(i)    Dividends. Whenever the full dividends upon any outstanding Preferred Stock for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of shares of the Common Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.
(ii)    Rights on Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Preferred Stock of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Stock. For purposes of this Section 5.01(b)(ii), a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.
(iii)    Voting. Subject to the rights of holders of Preferred Stock of any series, the holders of Common Stock shall have the right to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter submitted generally to the Shareholders.

Section 5.02    Preferred Stock. Thirty Million (30,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares designated as “Preferred Stock”, which shall be without par value, shall rank prior to and be preferred over Common Stock as to assets and dividends, and may be issued in series as follows, with all shares of Preferred Stock of the same series having identical rights, preferences and limitations:
(a)    Two Million (2,000,000) shares of Preferred Stock (or such greater or lesser number as may be established pursuant to Section 6.01 of these Articles) constitute a separate and single series designated as “Series A Junior Participating Preferred Stock”, which shall have the relative rights, preferences and limitations set forth in this Article 5 and in Article 6 of these Articles.
(b)    The remainder of the Preferred Stock (“Other Preferred Stock”) may be issued in one or more series. Subject to the rights of the holders of any then outstanding Preferred Stock, the Board is vested with authority to determine and state the designations and the relative rights (including voting rights, if any), preferences and limitations of any such series of Other Preferred Stock by the adoption and filing in accordance with the Act, before the issuance of any Shares of such series, of an amendment or amendments to these Articles determining the terms of such series (a “Preferred Stock Amendment”). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(i)    the designation of the series, which may be by distinguishing number, letter or title;
(ii)    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Amendment) increase or decrease (but not below the number of shares thereof then outstanding);
(iii)    whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
(iv)    the dates at which dividends, if any, shall be payable;
(v)    the redemption rights and price or prices, if any, for shares of the series;
(vi)    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(vii)    the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(viii)    whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
(ix)    restrictions on the issuance of shares of the same series or of any other class or series; and

(x)    the voting rights, if any, of the holders of shares of the series.
Except as may be provided in these Articles or in a Preferred Stock Amendment, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and except as may be required by the Act, holders of Preferred Stock shall not be entitled to receive notice of any meeting of Shareholders at which they are not entitled to vote. Subject to the requirements of the Act, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock.
Section 5.03    Issuance of Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct the issuance by the Corporation of Shares on such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.
Section 5.04    Distributions Upon Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct in respect of the issued and outstanding shares of Common Stock and Preferred Stock (i) the payment of dividends and the making of other distributions by the Corporation at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, and (ii) the making by the Corporation of Share dividends and Share splits, pro rata and without consideration, in Shares of the same class or series or in Shares of any other class or series, and without obtaining the affirmative vote or the written consent of the holders of the Shares of the class or series in respect of which the payment or distribution is to be made.
Section 5.05    Preemptive Rights. Unless otherwise determined by the Board, no holder of Shares shall, as such holder, have any right to purchase or subscribe for any Shares of any class which the Corporation may issue or sell, whether or not exchangeable for any Shares of any class or classes and whether out of unissued shares authorized by these Articles as originally filed or by any amendment thereof or out of Shares acquired by it after the issue thereof.
Section 5.06    Acquisition of Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Common Stock and Preferred Stock, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.
Section 5.07    Issuance of Rights, Options and Warrants. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of Shares, other securities of the Corporation, or shares or other securities of any successor in interest of the Corporation (a “Successor”), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any Shares, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.

Section 5.08    Record Ownership of Shares. The Corporation shall be entitled to treat the holder of record (according to the books of the Corporation) of any Share or Shares (including any holder registered in a book-entry or direct registration system maintained by the Corporation or a transfer agent or a registrar designated by the Board of Directors) as the holder in fact thereof and owner for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Share or Shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by applicable law.
Section 5.09    Recognition Procedure for Beneficial Ownership of Shares. The Board may establish a recognition procedure, which may be included in the By-Laws of the Corporation (as the same may be amended from time to time, the “By-Laws”), by which the beneficial owner of any Share registered on the books of the Corporation in the name of a nominee is recognized by the Corporation, to the extent provided in any such recognition procedure, as the owner thereof.
Section 5.10    Disclosure Procedure for Beneficial Ownership of Shares. The Board may establish a disclosure procedure, which may be included in the By-Laws, by which the name of the beneficial owner of any Share registered on the books of the Corporation in the name of a nominee shall, to the extent not prohibited by the Act or other applicable laws, be disclosed to the Corporation. Any disclosure procedure established by the Board may include reasonable sanctions to ensure compliance therewith, including without limitation (i) prohibiting the voting of, (ii) providing for mandatory or optional reacquisition by the Corporation of, and (iii) the withholding or payment into escrow of any dividend or other distribution in respect of, any Share of which the name of the beneficial owner is not disclosed to the Corporation as required by such disclosure procedure.
Section 5.11    Liability of Shareholders. The private property of the Shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE 6

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
The Series A Junior Participating Preferred Stock shall have the designation and the relative rights, preferences and limitations set forth in this Article 6.
Section 6.01    Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be Two Million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
Section 6.02    Dividends and Distributions.
(a)    Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common

Stock, and of any other junior stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the second Monday of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 6.02(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(c)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
Section 6.03    Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    Except as otherwise provided herein, in any other Preferred Stock Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of Shareholders of the Corporation.
(c)    Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 6.04    Certain Restrictions.
(a)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 6.02 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred

Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 6.04(a)(iii), purchase or otherwise acquire such shares at such time and in such manner.
Section 6.05    Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in these Articles, or in any Preferred Stock Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6.06    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 6.07    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of

Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 6.08    No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
Section 6.09    Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
Section 6.10    Amendment. These Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE 7

DIRECTORS, BY-LAWS AND ARTICLES OF INCORPORATION
Section 7.01    Number of Directors. The number of Directors of the Corporation shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board, provided that such number shall not be less than three (3). A director need not be a Shareholder. The election of directors need not be by ballot unless the By-Laws so require.
Section 7.02    Terms of Directors.
(a)    Until the election of directors at the annual meeting of shareholders to be held in 2023, the Directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of Shares, as provided in these Articles or in any Preferred Stock Amendment, shall be divided, with respect to the time for which they severally hold office, into classes, with Directors in each class having the terms of office specified in this Section 7.02. The term of office for the class of Directors elected in 2018 shall expire at the annual meeting of shareholders to be held in 2021, the term of office for the class of Directors elected in 2019 shall expire at the annual meeting of shareholders to be held in 2022, and the term of office for the class of Directors elected in 2020 shall expire at the annual meeting of shareholders to be held in 2023, with each Director to hold office until his or her successor shall have been duly elected and qualified. Commencing at the annual meeting of shareholders to be held in 2021, Directors whose terms expire at such meeting (or such Directors’ successors) shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the election of Directors at the annual meeting of shareholders to be held in 2023, the classification of the Board shall terminate and all Directors shall thereupon be elected for a one-year term expiring at the next annual meeting of shareholders.
(b)    Subject to the rights of the holders of any series of Preferred Stock, and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and any Director so chosen shall hold office (i) prior to the election of Directors at the annual meeting of shareholders to be held in 2023, for a term expiring at the annual meeting of shareholders at which the term of office of the class of Directors to which such Director has been elected expires or (ii) commencing with the election of Directors at the annual meeting of shareholders to be held in 2023, for a term expiring at the next annual meeting of such shareholders, and in each case until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the whole Board shall shorten the term of any incumbent Director.
Section 7.03    Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of Shares, as provided in these Articles or in any Preferred Stock Amendment, to elect additional Directors under specific circumstances, no Director of the Corporation shall be removed from his or her office as a Director by vote or other action of Shareholders or otherwise except for cause and in no event without the affirmative vote of at least 80 percent of the voting power of the Shares of the Corporation then entitled to vote at an election of Directors (the “Voting Shares”), voting together as a single class.
Section 7.04    By-Laws. Except as otherwise expressly provided in these Articles or the Act, the By-laws of the Corporation may from time to time be altered, amended or repealed, or new By-laws may be adopted, by either (a) the Board by the affirmative vote of a majority of the total number of Directors at the time, or (b) the affirmative vote, at a meeting of the shareholders of the Corporation, of the holders of at least a majority of the voting power of the Voting Shares, voting together as a single class.
Section 7.05    Articles of Incorporation. From time to time any of the provisions of these Articles may be amended, altered or repealed, and other provisions authorized by the statutes of the State of Indiana at the time in force may be added or inserted in the manner at the time prescribed by said statutes, and all rights at any time conferred upon the Shareholders of the Corporation by its Articles of Incorporation are granted subject to the provisions of this Section 7.05. Notwithstanding anything contained in these Articles to the contrary, none of Article 7, Article 9 or the last sentence of Section 8.01 may be amended or repealed, and no provision inconsistent with this Article 7, Article 9 or the last sentence of Section 8.01 may be adopted, except by the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Shares, voting together as a single class.

ARTICLE 8

PROVISIONS FOR REGULATIONS OF BUSINESS
AND CONDUCT OF AFFAIRS OF CORPORATION
Section 8.01    Meetings of Shareholders. Meetings of the Shareholders shall be held at such place, within or without the State of Indiana, as may be provided in the By-Laws or in the respective notices, or waivers of notice, thereof. In the absence of any such provision, all Shareholders’ meetings shall be held at the principal office of the Corporation. Special meetings of the Shareholders for any purpose or purposes shall be called only by the Board pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies.
Section 8.02    Action by Directors. Meetings of the Board or any committee of the Board (a “Committee”) shall be held at such place, within or without the State of Indiana, as may be specified in the By-Laws or in the respective notices, or waivers of notice, thereof and shall be conducted in such manner as may be specified in the By-Laws or permitted by the Act. Any action required or permitted to be taken at any meeting of the Board or a Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board or such Committee, and such written consent is filed with the minutes of the proceedings of the Board or such Committee.
Section 8.03    Board Committees. Unless the By-Laws otherwise provide, the Board may, by resolution adopted by a majority of the whole Board of Directors, designate from among its members one or more Committees, each of which shall, to the extent provided in the resolution or By-Laws and not prohibited by the Act and other applicable laws, have and exercise all of the authority of the Board in the management of the Corporation.
Section 8.04    Places of Keeping of Corporate Records. The Corporation shall keep at its principal office a copy of (i) these Articles, and all amendments thereto currently in effect; (ii) the By-Laws, and all amendments thereto currently in effect; (iii) minutes of all meetings of the Shareholders (“Shareholders Minutes”) for the prior three years; (iv) all written communications by the Corporation to the Shareholders, including the financial statements furnished by the Corporation to the Shareholders for the prior three years; (v) a list of the names and business addresses of the current Directors and the current officers of the Corporation (“Officers”); and (vi) the most recent Annual Report of the Corporation as filed with the Secretary of State of Indiana. The Corporation shall also keep and maintain at its principal office, or at such other place or places within or without the State of Indiana as may be provided, from time to time, in the By-Laws, (i) minutes of all meetings of the Board and of each Committee, and records of all actions taken by the Board and by each Committee without a meeting; (ii) appropriate accounting records of the Corporation; (iii) a record of the Shareholders in a form that permits preparation of a list of the names and addresses of all the Shareholders, in alphabetical order by class of Shares, stating the number and class of Shares held by each Shareholder; and (iv) Shareholders Minutes for periods preceding the prior three years. All of the records of the Corporation described in this Section 8.04 (collectively, the “Corporate Records”) shall be maintained in written form or in another form capable of conversion into written form within a reasonable time.
Section 8.05    Limitation of Liability of Directors, Officers and Others.
(a)    No Director, member of any Committee, member of another committee appointed by the Board (an “Appointed Committee”), Officer, employee or agent of the Corporation (collectively, “Corporate Person”) shall be liable for any loss or damage suffered on account of any action taken or omitted to be taken by such Corporate Person if, in taking or omitting to take any action causing such loss or damage, either (i) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (ii) such Corporate Person’s breach of or failure to act in accordance with the standards of conduct set forth in clause (i) above (the “Standards of Conduct”) did not constitute willful misconduct or recklessness.
(b)    Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (i) the Corporate Records, or (ii) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person’s professional or expert competence, (C) a Committee or an Appointed Committee, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such Committee or Appointed Committee merits confidence, or (D) the Board, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.
(c)    No repeal or modification of this Section 8.05, directly or by adoption of an inconsistent provision of these Articles, by the Shareholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Section 8.05, would accrue or arise prior to such repeal or modification.
Section 8.06    Indemnification of Directors, Officers and Others. To the extent permitted by the Act and the By-Laws, the Corporation may:
(a)    indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an “Action”), by reason of the fact that such person is or was a Corporate Person, or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (collectively, an “Authorized Capacity”) of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit (collectively, “Another Entity”), against expenses (including attorneys’ fees) (“Expenses”) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action;
(b)    pay, in advance of the final disposition of an Action, the Expenses reasonably incurred in defending such action by a person who may be entitled to indemnification by the Corporation; and
(c)    purchase and maintain insurance on behalf of any person who is or was a Corporate Person, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

The indemnification and advance of Expenses authorized by this Section 8.06 shall (i) not be deemed exclusive of any other rights to which a person may be entitled under any law, any resolution of the Board or the Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all then outstanding Shares entitled to vote generally in the election of Directors, or the articles of incorporation, by-laws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (ii) inure to the benefit of the heirs, executors and administrators of such person; and (iii) continue as to any such person who has ceased to be a Corporate Person or to be serving in an Authorized Capacity of or for Another Entity.
Section 8.07    Compensation of Directors. The Board is hereby specifically authorized, in and by the By-Laws, or by resolution duly adopted by the Board, to make provision for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director may also serve the Corporation in any other capacity and receive compensation therefor in any form.
Section 8.08    Direction of Purposes and Exercise of Powers by Directors. The Board, subject to any specific limitations or restrictions imposed by the Act or these Articles, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders.

ARTICLE 9

SHAREHOLDER VOTE REQUIRED FOR
BUSINESS COMBINATIONS
Section 9.01    Higher Vote for Business Combinations. In addition to any affirmative vote required by law, these Articles or the By-Laws of the Corporation, and except as otherwise expressly provided in Section 9.02, a Business Combination (as hereinafter defined) shall not be consummated without the affirmative vote of the holders of at least 80 percent of the Voting Shares, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.
Section 9.02    When Higher Vote Is Not Required. The provisions of Section 9.01 shall not be applicable to a Business Combination if the conditions specified in either of the following paragraphs (a) or (b) are met.
(a)    Approval by Continuing Directors. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the date on which the Interested Shareholder (as hereinafter defined) became an Interested Shareholder (the “Determination Date”).
(b)    Price and Procedure Requirements. Each of the seven conditions specified in the following subparagraphs (i) through (vii) shall have been met:
(i)    The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the

“Consummation Date”) of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher amount determined under clauses (A) and (B) below (the requirements of this paragraph (b)(i) shall be applicable with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock): (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any shares of Common Stock acquired beneficially by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; and (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher.
(ii)    The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of outstanding Shares of any class or series, other than the Common Stock, in such Business Combination shall be an amount at least equal to the highest amount determined under clauses (A), (B) and (C) below (the requirements of this paragraph (b)(ii) shall be applicable with respect to all outstanding Shares of every class or series, other than the Common Stock, whether or not the Interested Shareholder has previously acquired any Shares of a particular class or series):
(A)    the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any Shares of such class or series acquired beneficially by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class or series of Shares from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Shares; and
(B)    the Fair Market Value per share of such class or series of Shares on the Announcement Date or on the Determination Date, whichever is higher; and

(C)    the highest preferential amount per share to which the holders of Shares of such class or series would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.
(iii)    The consideration to be received by holders of a particular class or series of outstanding Shares (including Common Stock) shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in its direct or indirect acquisition of beneficial ownership of Shares of such class or series. If the consideration so paid for Shares of any class or series varied as to form, the form of consideration for such class or series of Shares shall be either cash or the form used to acquire beneficial ownership of the largest number of Shares of such class or series previously acquired by the Interested Shareholder.
(iv)    After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, such Interested Shareholder shall not have become the beneficial owner of any additional Shares except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any class or series of Shares; and, except as approved by at least two-thirds of the Continuing Directors: (A) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Shares; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); and (C) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock.
(v)    After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a Shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
(vi)    A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all Shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by at least two-thirds of the Continuing Directors, the opinion of an investment banking firm selected for and on behalf of the Corporation by at least two-thirds of the Continuing

Directors as to the fairness of the terms of the Business Combination from a financial point of view to the holders of the outstanding Shares other than the Interested Shareholder and its Affiliates or Associates (as hereinafter defined).
(vii)    Such Interested Shareholder shall not have made any material change in the Corporation’s business or equity capital structure without the approval of at least two-thirds of the Continuing Directors.
Any Business Combination to which Section 9.01 shall not apply by reason of this Section 9.02 shall require only such affirmative vote as is required by law, any other provision of these Articles, the By-Laws of the Corporation or any agreement with any national securities exchange.
Section 9.03    Certain Definitions. For the purposes of this Article 9:
(a)    A “Business Combination” shall mean:
(i)    any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or
(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder having an aggregate Fair Market Value of $25,000,000 or more; or
(iii)    the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
(iv)    any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Shares, or any securities convertible into Shares or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
(v)    any agreement, contract, arrangement or other understanding providing for any one or more of the actions specified in clauses (i) through (iv) above.
(b)    A “person” shall mean any individual, firm, corporation or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Shares.

(c)    “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation, any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:
(i)    is the beneficial owner of Voting Shares having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares; or
(ii)    is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Shares having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares; or
(iii)    is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;
provided, however, that neither Meritor Automotive, Inc. nor Arvin Industries, Inc. shall be deemed an Interested Shareholder as a result of any ownership of Shares or otherwise prior to the mergers of such corporations with and into the Corporation.
(d)    A person shall be a “beneficial owner” of any Shares:
(i)    which such person or any Affiliate or Associate of such person beneficially owns, directly or indirectly; or
(ii)    which such person or any Affiliate or Associate of such person has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or
(iii)    which are beneficially owned, directly or indirectly, by any other person with which such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.
(e)    For the purposes of determining whether a person is an Interested Shareholder pursuant to Section 9.03(c), the number of Shares deemed to be outstanding shall include shares deemed owned by the Interested Shareholder through application of Section 9.03(d) but shall not include any other Shares that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on July 7, 2000 (the term “registrant” in such Rule 12b-2 meaning in this case the Corporation).

(g)    “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section 9.03(c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.
(h)    “Continuing Director” means any member of the Board who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed a Continuing Director by at least two-thirds of the Continuing Directors then members of the Board.
(i)    “Fair Market Value” means: (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by at least two-thirds of the Continuing Directors; and (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Continuing Directors.
(j)    In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Sections 9.02(b)(i) and (ii) shall include the shares of Common Stock and/or the shares of any other class or series of Shares retained by the holders of such shares.
Section 9.04    Powers of Continuing Directors. Any determination as to compliance with this Article 9, including without limitation (a) whether a person is an Interested Shareholder, (b) the number of Shares or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of Section 9.02(b)(ii) have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more shall be made only upon action by not less than two-thirds of the Continuing Directors of the Corporation; and the good faith determination of at least two-thirds of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article 9.
Section 9.05     No Effect on Fiduciary Obligations. Nothing contained in this Article 9 shall be construed to relieve the Board or any Interested Shareholder from any fiduciary obligation imposed by law.
Section 9.06    Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the Corporation), the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Shares, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 9; provided, however, that the preceding provisions of this Section 9.06 shall not apply to any amendment to this Article 9, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles or the By-Laws of the Corporation, if such amendment shall have been approved by at least two-thirds of the members of the Board who are persons who would be eligible to serve as Continuing Directors.